Annex B

AGREEMENT AND PLAN OF MERGER

SUMMIT HOTEL PROPERTIES, LLC

SUMMIT HOTEL OP, LP

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2010 by and between Summit Hotel Properties, LLC, a South Dakota limited liability company (the “LLC”), and Summit Hotel OP, LP, a Delaware limited partnership (the “OP”).

RECITALS

WHEREAS, the parties hereto have determined that it is in their respective best interests, on the terms and subject to the conditions hereinafter set forth, that (i) the LLC be merged with and into the OP, with the OP surviving, and (ii) all of the outstanding Class A, Class A-1, Class B and Class C limited liability company interests in the LLC (collectively, the “Membership Interests”) be converted into the right to receive the Aggregate Merger Consideration (as defined below) as set forth herein;

WHEREAS, the transactions contemplated by this Agreement are intended to coincide with and be a component part of the formation and underwritten initial public offering (the “IPO”) of Summit Hotel Properties, Inc., a Maryland corporation (the “REIT”), the general partner of the OP;

NOW, THEREFORE, for good and valuable consideration and in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties, each intending to be legally bound hereby, agree as follows:

ARTICLE 1

THE MERGER

1.1.  The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of the South Dakota Limited Liability Company Act (the “SDLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the LLC shall be merged with and into the OP and the separate existence of the LLC shall thereupon cease (the ‘Merger”). The OP shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware, and the separate existence of the Surviving Entity as a Delaware limited partnership, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the SDLLCA and the DRULPA.

1.2.  The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, VA 23219, on the day upon which all of the conditions to the Merger shall have been satisfied or waived in writing, or (b) at such other time, date or place as the LLC and the OP may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3.  Effective Time. If all the conditions to the Merger set forth in Article 4 have been satisfied or waived in accordance herewith and this Agreement has not been terminated as provided in Article 5, upon the Closing, the parties hereto will cause (i) a certificate of merger substantially in the form attached hereto as Exhibit A (the “LLC Certificate of Merger”) to be executed and filed with the Office of the Secretary of the State of South Dakota, as provided in the SDLLCA and (ii) a certificate of merger substantially in the form attached hereto as Exhibit B (the “OP Certificate of Merger,” and together with the LLC Certificate of Merger, the “Certificates of Merger”) to be executed and filed with the Office of the Secretary of the State of Delaware, as provided in the DRULPA. The Merger will become effective at the time and on the date specified in the Certificates of Merger, or, absent any such indication, upon acceptance of the filings thereof by the States (the “Effective Time”).

1.4.  Name and Location of Surviving Entity. The name of the Surviving Entity, “Summit Hotel OP, LP,” shall continue unchanged at the Effective Time. The address of the Surviving Entity will be: 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105.

1.5.  Certificate of Limited Partnership. The certificate of limited partnership of the OP shall be the certificate of limited partnership of the Surviving Entity until thereafter changed or amended in accordance with the provisions thereof and applicable law.

1.6.  Partnership Agreement. The First Amended and Restated Agreement of Limited Partnership of the OP (the “OP Agreement”) shall be the partnership agreement of the Surviving Entity until thereafter changed or amended in accordance with the provisions thereof and applicable law.

1.7.  Effect on Membership Interests.

(a) At the Effective Time, by virtue of the Merger, and without any further action on the part of any member of the LLC (each, a “Member” and collectively, the “Members”):

(i) all of the Membership Interests will be converted into a total of 9,993,992 units of limited partnership interest in the OP (“OP Units,” and such aggregate number of OP Units, ‘Aggregate Merger Consideration”). The Aggregate Merger Consideration will be allocated among the Class A, Class A-1, Class B and Class C Membership Interests as set forth on Exhibit C hereto.

(ii) Members holding Class A, Class A-1, Class B and Class C Membership Interests will be entitled to receive a number of OP Units equal to the product of (i) the aggregate number of OP Units allocable to the applicable class of Membership Interests as set forth on Exhibit C multiplied by (ii) the percentage represented by (A) the Member’s adjusted capital contribution to the LLC represented by interests of the class, as defined in the Third Amended and Restated Operating Agreement for the LLC (the “Operating Agreement”) and as reflected in the books and records of the LLC, divided by (B) the aggregate adjusted capital contributions of all Members holding Membership Interests of the class represented by interests of the class, in each case, determined as of the close of the business day immediately prior to the Effective Time. Examples are described on Exhibit C attached hereto.

(iii) No fractional OP Units will be issued pursuant hereto. Any fractional OP Unit will be rounded up or down to the nearest whole OP unit.

(b) The rights of holders of the OP Units, as limited partners of the OP, as of the Closing, including rights with respect to redemption of OP Units, will be as set forth in the OP Agreement.

(c) The name of each Member, and the number of OP Units issued to such Member, will be recorded in the books and records of the OP.

(d) Each Membership Interest will no longer be outstanding and will be canceled and retired and will cease to exist.

1.8.  Rights Upon Exchange.

(a) The Aggregate Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Membership Interests.

(b) At and after the Effective Time, there will be no transfers on the books and records of the LLC of Membership Interests which were outstanding immediately prior to the Effective Time.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1.  Representations and Warranties of the LLC. The LLC hereby represents and warrants to the OP as follows:

(a) Organization and Good Standing.  The LLC has been duly formed and is validly existing as a limited liability company in good standing under the SDLLCA with the requisite limited liability company power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. The LLC is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of the LLC (a “Material Adverse Effect”).

(b) Authority.  The LLC has the requisite limited liability company power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the LLC and the consummation by the LLC of the Merger have been duly authorized by all necessary limited liability company action on the part of the LLC; other than approval of an amendment to the LLC Agreement specifically relating to the Merger and approval of the Merger by the Members in accordance with the Operating Agreement and the SDLLCA. This Agreement has been duly executed and delivered by the LLC and constitutes the legal, valid and binding agreement of the LLC enforceable against the LLC in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Capital Structure.  All outstanding Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SDLLCA, the Operating Agreement or any contract, lease, license, indenture, note, bond or other agreement (a “Contract”) to which the LLC is a party. There are no options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, subscriptions, arrangements or undertakings to which the LLC is a party (x) obligating the LLC to issue, deliver or sell, or cause to be issued, delivered or sold, additional Membership Interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any Membership Interests or other equity interest in, the LLC or (y) obligating the LLC to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, subscription, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the LLC to repurchase, redeem or otherwise acquire any Membership Interest. There are no agreements among Members, voting trusts or other agreements or understandings to which the LLC is a party or to which it is bound relating to the holding, voting or disposition of the Membership Interests.

(d) Litigation.  There is no litigation or proceeding, either judicial or administrative, pending or, to the LLC’s knowledge, threatened, affecting its ability to consummate the Merger. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting the LLC, which in any such case would impair the LLC’s ability to enter into and perform all of its obligations under this Agreement.

(e) Title.  Except as disclosed in the LLC’s filings with the Securities and Exchange Commission prior to the date hereof (the “SEC Filings”), the LLC has fee simple title to all of its real property and good and valid title to all the personal property described in the SEC Filings.

(f) Financial Statements.  The financial statements for the LLC contained in the SEC Filings (the “Financial Statements”) present fairly the financial condition of the LLC at the dates indicated and the results of the LLC’s operations for the periods specified, and there have been no changes in the financial condition of the LLC since the date of the most recent Financial Statements that would, in the aggregate, have a Material Adverse Effect.

(g) Debt.  Except for the debt described in the Financial Statements, the LLC has no indebtedness except for indebtedness incurred by the LLC in the ordinary course of business. The LLC has received no written notice of any default under any such debt, nor to the best of the LLC’s knowledge has any default (or any event that, but for the passage of time or the giving of notice, or both, would constitute a default) occurred under any such debt, which in either case has not been cured in full and which would have a Material Adverse Effect.

(h) No Insolvency Proceedings.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the LLC’s knowledge, threatened against the LLC, nor are any such proceedings contemplated by the LLC.

(i) No Brokers.  The LLC has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the LLC to pay any finder’s fee, brokerage commission or similar payment in connection with the Merger.

(j) Partnership Status.  The LLC represents and warrants that, since its formation, it has qualified to be taxed as a partnership, and not an association or publicly traded partnership taxable as a corporation, for federal income tax purposes.

(k) Tax Matters.  The LLC has timely filed (taking into account all properly granted extensions) all material federal, state, and local tax returns required to be filed by it with respect to all taxes, and all such tax returns are true, correct and complete, except to the extent not being so would not have, alone or in the aggregate, a Material Adverse Effect. The LLC has paid all taxes which are shown to have become due and payable by it pursuant to such tax returns and has paid all other taxes for which it has received a notice of assessment or demand for payment. There are no liens for taxes upon the assets or properties of the LLC other than liens for taxes not yet due and those which are being contested in good faith by appropriate proceedings. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any tax for any currently open taxable period with respect to the LLC. There is no pending or proposed deficiency, examination, claim, litigation or other proceeding with respect to taxes of the LLC. The LLC has complied in all material respects with all laws relating to the withholding of taxes and has duly and timely withheld and collected all required amounts from distributions to its Members, from employee salaries, wages and compensation and from all other amounts paid, and has paid over such amounts to the appropriate taxing authority.

2.2.  Representations and Warranties of the OP. The OP hereby represents and warrants to the LLC as follows:

(a) Organization and Good Standing of the OP.  The OP has been duly formed and is validly existing as a limited partnership in good standing under the DRULPA with the requisite partnership power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement.

(b) Authority.  The OP has the requisite limited partnership power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the OP and the consummation by the OP of the Merger have been duly authorized by all necessary limited partnership action on the part of the OP. This Agreement has been duly executed and delivered by the OP and constitutes the legal, valid and binding agreement of the OP enforceable against it in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Issuance of OP Units.  The OP Units when issued, will be duly and validly authorized and issued, free of any preemptive or similar rights, without any obligation to restore capital except as required by the DRULPA or as agreed between the OP and any limited partner in the OP.

(d) Litigation.  There is no litigation or proceeding, either judicial or administrative, pending or, to the OP’s knowledge, threatened, affecting its ability to consummate the Merger. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting the OP, which in any such case would impair the OP’s ability to enter into and perform all of its obligations under this Agreement.

(e) No Insolvency Proceedings.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the OP’s knowledge, threatened against the OP, nor are any such proceedings contemplated by the OP.

(f) No Brokers.  The OP has not entered into and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the OP to pay any finder’s fee, brokerage commission or similar payment in connection with the Merger.

(g) Disregarded Entity Status.  The OP will be disregarded as an entity separate from the REIT for federal income tax purposes.

ARTICLE 3

COVENANTS

3.1.  Carrying on in the Ordinary Course of Business. From the date hereof to the Closing Date, each of the parties hereto shall conduct its business in the ordinary course in all material respects, except that each party may take such actions and execute such documents as may be required to effectuate the Merger and any related transactions.

3.2.  Further Assurances. Each of the parties shall execute and deliver to the other parties all such other and further instruments and documents and take or cause to be taken all such other and further actions as any of them may reasonably request in order to effect the Merger and any related transactions.

3.3.  Structure of Merger. For financial accounting, state law and all other purposes except federal income tax purposes, each of the parties will treat the Merger as (i) a contribution of all of the LLC’s assets to and assumption of all of the LLC’s liabilities by the OP in exchange for the Aggregate Merger Consideration; (ii) distribution of the OP Units by the LLC to its Members in complete satisfaction of the obligations of the LLC to its Members; and (iii) continuation of the OP as the surviving entity and successor to the LLC’s hotel ownership business. For federal income tax purposes, each of the parties will treat (i) the Merger as a tax-deferred contribution of the assets of the OP to the LLC in exchange for OP Units under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the OP as a continuation of the LLC following the Merger.

3.4.  Distributions to Class A and Class A-1 Members. On or prior to the Closing Date, the LLC will distribute to Members holding Class A and Class A-1 Membership Interests all accrued and unpaid Priority Returns, as defined in the LLC Agreement, with respect to such Membership Interests, through August 31, 2010. The LLC may also distribute to the Members holding Class A and Class A-1 Membership Interests, at or immediately prior to Closing, up to the amount of any then unpaid Priority Returns with respect to the Class A and Class A-1 Membership Interests, out of available cash, if any, in excess of the sum of the LLC’s (i) working capital requirements, (ii) reserve requirements and (iii) payments to lenders required in the ordinary course or in connection with extending maturity dates, whether in the form of fees or defeasement of principal, in each case as determined in the sole discretion of the board of managers of the LLC.

ARTICLE 4

CONDITIONS

4.1.  Conditions to Each Party’s Obligations to Effect the Merger. The obligations of the OP and the LLC to effect the Merger are subject to the fulfillment, simultaneously with or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the OP and the LLC):

(a) IPO.  The IPO of the REIT, on such terms as the REIT, in its sole and absolute discretion, shall have determined to be acceptable, shall have been completed.

(b) Registration Statement on Form S-4.  The registration statement on Form S-4 (the ‘Form S-4”) filed with the Securities and Exchange Commission (the “SEC”) relating to the issuance of the OP Units shall have been declared effective by the SEC and shall not have been subjected to any stop order or other suspension of effectiveness.

(c) Registration Statement on Form S-11.  The registration statement on Form S-11 filed by the REIT with the SEC relating to the IPO shall have been declared effective by the SEC and shall not have been subjected to any stop order or other suspension of effectiveness.

(d) Amendment to Operating Agreement.  The Amendment to the Operating Agreement described in the Form S-4 shall have been approved by the Company Manager, as defined in the Operating Agreement, and by holders of a majority of the aggregate voting power of the Class A and Class A-1 Membership Interests, voting as a single group at a special meeting of Class A and Class A-1 Members held for such purpose.

(e) Member Approval of the Merger.  The Merger, including this Agreement, shall have been approved by the Class C Member and the holders of a majority of the aggregate combined voting power of the Class A and Class A-1 Membership Interests, voting as a single group, at a special meeting of Class A, Class A-1 and Class C Members held for such purpose.

(f) Listing of REIT Shares.  The shares of REIT Common Stock issuable in the IPO shall have been approved for listing on the New York Stock Exchange or other national securities exchange, subject to official notice of issuance.

4.2.  Conditions to the OP’s Obligations to Effect the Merger. The obligation of the OP to effect the Merger is subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the OP):

(a) Representations and Warranties.  The representations and warranties made by the LLC pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

(b) Performance.  The LLC shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(c) Legal Proceedings.  No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the Merger, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d) Consents and Approvals.  All required consents of governmental and private parties to effect the Merger, including, without limitation, required consents of any lenders and franchisors, shall have been obtained.

(e) Scottsdale Properties.  The OP shall have entered into binding agreements to acquire all of the membership interests in Summit Group of Scottsdale, Arizona, LLC (“SGS”) not currently owned by the LLC.

(f) Hotel Management Agreements.  The hotel management agreements in effect between The Summit Group, Inc (“SGI”) and the LLC and between SGI and SGS shall have been assigned by SGI to an “eligible independent contractor” as defined by the Code, effective no later than the Effective Time.

4.3.  Conditions to the LLC’s Obligation to Effect the Merger. The obligation of the LLC to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the LLC):

(a) Representations and Warranties.  The representations and warranties made by the OP pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(b) Performance.  The OP shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(c) Legal Proceedings.  No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the Merger, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d) Consents and Approvals.  All required consents of governmental and private parties to effect the Merger, including, without limitation, required consents of any lenders and franchisors, shall have been obtained.

(e) OP Agreement.  The OP Agreement shall have been amended and restated in substantially the form of Exhibit D hereto effective as of the Closing Time.

ARTICLE 5

TERMINATION

5.1.  Termination and Abandonment by the OP. The OP shall have the right to terminate this Agreement and abandon the Merger at any time prior to the filing of the Certificates of Merger upon the determination by the REIT, in its sole and absolute discretion, not to proceed with the IPO.

5.2.  Termination and Abandonment by the LLC. The LLC shall have the right to terminate this Agreement and abandon the Merger at any time and for any reason on or after September 30, 2011, but prior to the filing of the Certificates of Merger.

5.3.  Effect of Termination and Abandonment. Upon the termination of this Agreement and abandonment of the Merger pursuant to Section 5.1 or 5.2 hereof, this Agreement shall become void and have no effect, and no party shall have any liability to the other in connection with the Merger, or as a result of the termination of this Agreement; provided, that the foregoing shall not relieve a party of any liability as a result of a breach of any of the terms of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1.  Entire Agreement. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

6.2.  Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.3.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

6.4.  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

6.5.  Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

6.6.  Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

6.7.  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

6.8.  Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

6.9.  No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

SUMMIT HOTEL OP, LP

By:	Summit Hotel Properties, Inc., a Maryland corporation, its General Partner

By:	/s/ Daniel P. Hansen
Name:  Daniel P. Hansen
Title:  President and Chief Executive Officer

SUMMIT HOTEL PROPERTIES, LLC

/s/  Kerry W. Boekelheide
Name:  Kerry W. Boekelheide
Title:  Chief Executive Officer

[Signature page follows.]

EXHIBIT A
Articles of Merger

Pursuant to the provisions of SDCL 47-34A-905, the following Articles of Merger are executed for purposes of merging Summit Hotel Properties, LLC, a South Dakota limited liability company (“SHP LLC”), with and into Summit Hotel OP, LP, a Delaware limited partnership (the “Surviving Entity”). SHP LLC and the Surviving Entity are sometimes referred to herein as the “Constituent Parties”)

FIRST:  The name and jurisdiction of formation or organization of the Constituent Parties are as follows: (a) Summit Hotel Properties, LLC, a South Dakota limited liability company and (b) Summit Hotel OP, LP, a Delaware limited partnership.

SECOND:  Summit Hotel Properties, LLC filed its Articles of Organization with the South Dakota Secretary of State’s office on January 12, 2004.

THIRD:  An Agreement and Plan of Merger has been duly approved by SHP LLC in accordance with the provisions of the South Dakota Limited Liability Company Act, SDCL 47-34A (the “Act”) and by the Surviving Entity in accordance with the Delaware Revised Uniform Limited Partnership Act.

FOURTH:  The Surviving Entity’s name is Summit Hotel OP, LP, a Delaware limited partnership, and its principal place of business is 2701 South Minnesota Avenue, Suite 6, Sioux Falls, SD 57105.

FIFTH:  The effective date of the merger shall be the date of filing of these Articles of Merger with the Secretary of State of South Dakota.

SIXTH:  The Surviving Entity filed its Certificate of Limited Partnership with the Delaware Secretary of State’s office on June 30, 2010, and it is submitting contemporaneously herewith an application for authority to operate as a foreign limited partnership.

SEVENTH:  In accordance with SDCL 47-34A-905(a)(8), the Surviving Entity hereby agrees that it may be served with process in this state and is subject to liability in any action or proceeding for the enforcement of any liability in any action or proceeding for the enforcement of any liability or obligation of SHP LLC, which was previously subject to suit in this state and which is a party to the merger, and for the enforcement, as provided in the Act, of the right of member of SHP LLC to receive payment for his interest against the Surviving Entity in accordance with the provisions of the Act.

EIGHTH:  In accordance with SDCL 47-34A-905(c), the Agreement and Plan of Merger shall be provided, on request and without cost, to any member of SHP LLC or any person holding an interest in the Surviving Entity.

IN WITNESS WHEREOF, the Constituent Parties have caused these Articles of Merger to be signed by their respective authorized officers on the           day of          , 2010.

Summit Hotel Properties, LLC

By:
Kerry Boekelheide
Chief Executive Officer

Summit Hotel OP, LP

By:	Summit Hotel Properties, Inc.
General Partner

By:
Daniel P. Hansen
President and Chief Executive Officer

EXHIBIT B
OP Certificate of Merger

Pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, the undersigned limited partnership executed the following Certificate of Merger:

FIRST:  The name and state of formation of each of the constituent entities of the merger is as follows:

Summit Hotel Properties, LLC, a South Dakota limited liability company; and Summit Hotel OP, LP, a Delaware limited partnership.

SECOND:  The Agreement and Plan of Merger, dated August 5, 2010, by and among Summit Hotel Properties, LLC, a South Dakota limited liability company and Summit Hotel OP, LP, a Delaware limited partnership, has been approved, adopted and executed by each of the constituent entities in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act.

THIRD:  The name of the surviving entity of the merger (the “Surviving Entity”) is Summit Hotel OP, LP.

FOURTH:  The merger is to become effective immediately upon filing this Certificate of Merger.

FIFTH:  A copy of the executed Agreement and Plan of Merger is on file at 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105, the place of business of the Surviving Entity.

SIXTH:  A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Entity, upon request and without cost, to any member or partner of either constituent entity.

[Signature page follows.]

IN WITNESS WHEREOF, Summit Hotel OP, LP has caused this Certificate of Merger to be executed in its corporate name by an authorized officer this           day of          , 2010.

SUMMIT HOTEL OP, LP

By: Summit Hotel Properties, Inc.,
a Maryland corporation, its General Partner

By:
Name:
Title:

EXHIBIT C
Aggregate Merger Consideration

Class A

		Relative Percentage of Total
		Adjusted Capital
	Adjusted Capital	Contributions to the LLC
	Contribution Represented by	Represented by Interests of	Number of OP Units to be
	Interests of the Class	the Class	Received in the Merger

Subtotal:	$119,138,717	100%	6,283,197

Example:	$100,000	0.0008394%	5,274

Class A-1

		Relative Percentage of Total
	Adjusted Capital	Adjusted Capital
	Contribution Represented by	Contributions to the LLC
	Interests of the	Represented by Interests of	Number of OP Units to be
	Class	the Class	Received in the Merger

Subtotal:	$44,237,893	100%	2,433,040

Example:	$100,000	0.00226%	5,500

Class B

		Relative Percentage of Total
		Adjusted Capital
	Adjusted Capital	Contributions to the LLC
	Contribution Represented by	Represented by Interests of	Number of OP Units to be
	Interests of the Class	the Class	Received in the Merger

Subtotal:	$6,687,944	100%	352,712

Example:	$100,000	0.01495%	5,274

Class C

		Relative Percentage of Total
		Adjusted Capital
	Adjusted Capital	Contributions to the LLC
	Contribution Represented by	Represented by Interests of	Number of OP Units to be
	Interests of the Class	the Class	Received in the Merger

Subtotal:	$17,540,183	100%	925,043

Total:	$187,604,737	100%	9,993,992

EXHIBIT D
Form of Amended and Restated OP Agreement
(included as Annex C to proxy statement/prospectus)